Exhibit 8.1

ONE MANHATTAN WEST NEW YORK, NY 10001 ----------- TEL: (212) 735-3000 FAX: (212) 735-2000 July 29, 2022

FIRM/AFFILIATE

OFFICES

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BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

Cohn Robbins Holdings Corp.

1000 N. West Street, Suite 1200

Wilmington, DE 19801

RE: U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States tax counsel to Cohn Robbins Holdings Corp., a Cayman Islands exempted company (“SPAC”) in connection with the Business Combination Agreement, dated as of January 20, 2022 (as amended, modified or supplemented, the “Agreement”), by and among the SPAC, Allwyn Entertainment AG, a Swiss stock corporation (“Swiss NewCo”), Allwyn US Holdco LLC, a Delaware limited liability company and direct wholly owned subsidiary of Swiss NewCo treated as an entity disregarded as separate from Swiss NewCo for U.S. federal income tax purposes (“US HoldCo”), Allwyn Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of US HoldCo treated as an entity disregarded as separate from Swiss NewCo for U.S. federal income tax purposes (“DE Merger Sub”), and SAZKA Entertainment AG, a Swiss stock corporation (the “Company”). The Agreement provides, among other things, that (i) SPAC will be merged with and into DE Merger Sub, with DE Merger Sub being the surviving company (the “Merger”), and (ii) following the Merger and prior to the contribution to Swiss NewCo of (A) certain cash received from PIPE Investors and (B) all of the capital stock of the Company by an exchange agent acting in its own name but on behalf of the SPAC (such agent, the “Exchange Agent,” and such contribution, the “Acquisition Contribution”), certain Class A ordinary shares of Swiss NewCo will be distributed to the shareholders of the SPAC (the “SPAC Shareholder Distribution,” and together with the Merger, the “SPAC Merger”). This opinion is being delivered in connection with the Registration Statement (CIK No. 333-266244) of Swiss NewCo on Form F-4 filed on July 21, 2022 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

Cohn Robbins Holdings Corp.

July 29, 2022

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, factual representations, covenants, and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by SPAC and others, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of SPAC (the “Officer’s Certificate”). For purposes of rendering our opinion, we have assumed that such statements, factual representations, covenants and agreements are, and will continue to be, including through the completion of the SPAC Merger, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, factual representations, covenants, and agreements set forth in the documents referred to above and the statements, factual representations, covenants, and agreements made by SPAC, including those set forth in the Officer’s Certificate.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Cohn Robbins Holdings Corp.

July 29, 2022

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “United States Federal Income Tax Considerations to U.S. Holders,” we are of the opinion that, for United States federal income tax purposes, the SPAC Merger should qualify as a “reorganization” within the meaning of section 368(a)(1)(F) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the SPAC Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the heading “United States Federal Income Tax Considerations to U.S. Holders” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP